Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-257873), on Form S-3 (File No. 333-273610), and the Amendment No. 1 on Form S-1 (File No. 333-285788) of Alzamend Neuro, Inc. (the “Company”) of our report dated July 22, 2026, relating to the financial statements as of April 30, 2026 and 2025 and for the years then ended, which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2026.

/s/ HASKELL & WHITE LLP

Irvine, California

July 22, 2026